Exhibit 10.84

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of the 30th day of October, 2013, by and between SELECT MEDICAL CORPORATION, a Delaware corporation (the “Company”), and THOMAS A. SCULLY, an individual (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires the services of Consultant, and Consultant is willing to be engaged by the Company in a consulting capacity as an independent contractor, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Engagement.  The Company hereby engages Consultant, and Consultant hereby accepts such engagement, on and subject to the terms and conditions set forth herein, to serve the Company in a consulting capacity.

2.                                      Term.  The period of service of Consultant to the Company will be for a term of two years commencing on October 31, 2013 and ending on October 30, 2015 (the “Consulting Period”).  Notwithstanding the foregoing, either party hereto may terminate this Agreement at any time, without cause, after giving the other party hereto ten (10) days’ prior written notice of such decision.

3.                                      Duties.

(a)  Subject to the terms and conditions hereinafter provided, the Company engages Consultant to provide consulting services related to government and regulatory matters and strategies.  During the term of this Agreement, Consultant shall report to either the Executive Chairman or the Chief Executive Officer of the Company.  If agreed upon between the Company and Consultant, Consultant will perform such additional or different duties and services appropriate to Consultant’s abilities.  Consultant shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as the Company may establish from time to time.

(b)  During the Consulting Period, Consultant shall use his best efforts to preserve and promote the name, reputation and business of the Company.  Consultant agrees that at all times during and after the Consulting Period he shall take no action which would adversely affect the name, reputation or business of the Company.

4.                                      Compensation.  As compensation for the consulting services rendered hereunder, the Company agrees to cause 100,000 shares of restricted common stock of Select Medical

Holdings Corporation (“Holdings”) to be issued to the Consultant, such shares to vest 50% on October 30, 2014 and 50% on October 30, 2015, provided that this Agreement remains in effect on such date.  The terms and conditions of such grant of restricted common stock will be subject to the 2011 Equity Incentive Plan, as amended, and that certain Restricted Stock Award Agreement between the Consultant and Holdings, dated of even date herewith.

5.                                      Expenses. All reasonable and customary travel expenses incurred by Consultant in performance of the services required by this Agreement, including, but not by way of limitation, all related out-of-pocket expenses, shall be reimbursed promptly by the Company upon appropriate documentation by Consultant.

6.                                      Confidentiality.  Consultant covenants and agrees that he will not, to the detriment of the Company, at any time during or after the termination of the Consulting Period, reveal, divulge or make known to any person (other than the Company or its officers, employees or agents who need to know such information, or as a result of legal process) or use for his own account or the account of any other person any confidential or proprietary records, data, trade secrets, customer lists or any other confidential or proprietary information whatsoever (the “Confidential Information”) used by the Company and made known (whether or not with the knowledge and permission of the Company, and whether or not developed, devised or otherwise created in whole or in part by the efforts of Consultant) to Consultant by reason of his association with the Company. Consultant further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns.

7.                                      Independent Contractor; Limitations on Authority.  In the performance of the duties and obligations imposed under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor.  It is agreed by the parties hereto that no act or inaction of Consultant shall be construed to make or render Consultant the agent, employee or servant of the Company.  Consultant shall have no authority to bind the Company by or to any obligation, agreement, promise or representation without first obtaining the Company’s prior written approval.

8.                                      Taxes.  Consultant will assume full responsibility for payment of federal, state and local taxes, contributions required under Social Security and any other taxes imposed with respect to his receipt of compensation hereunder.  Consultant agrees to fully indemnify and hold the Company harmless with respect to any claims, assessments, suits, expenses (including, but not limited to reasonable attorneys’ fees) damages, settlements or losses incurred by or threatened against the Company which arise as a result of any taxing authority alleging liability on the part of the Company for any such taxes.

9.                                      Entire Agreement. This agreement sets forth the entire agreement and understanding between the Company and you and shall supersede all prior agreements, documents or discussions with respect to the matters herein covered.

10.                               Section Headings. The Section headings of this Agreement are for convenience of reference only and shall not limit or define the text thereof.

11.                               Severability. In the event that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

12.                               Notices.  All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if mailed by registered or certified mail, postage prepaid to the following addresses:

If to Consultant:

Thomas A. Scully

c/o Welsh Carson Anderson & Stowe

320 Park Avenue

25th Floor

New York, NY  10022-6815

If to the Company:

Select Medical Corporation

4714 Gettysburg Road

Mechanicsburg, PA  17055

Attention: General Counsel

or such other address as any party hereto shall have specified by notice in writing to the other party hereto. All such notices and communications shall be deemed to have been received on the date of delivery thereof or the third business day after the mailing thereof, whichever is earlier.

13.                               Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought.  Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent or other breach, whether or not similar to the breach waived.

14.                               Counterparts. This Agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the parties but together shall constitute but one instrument.

15.                               Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives.

Consultant may not assign Consultant’s rights or interest in this Agreement, and any purported assignment by Consultant in violation hereof shall be null and void.

16.                               Governing Law. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement on the date first above set forth.

The Company:

SELECT MEDICAL CORPORATION, a Delaware corporation

By:	/s/ Robert A. Ortenzio
Robert A. Ortenzio,
Chief Executive Officer

Consultant:

/s/ Thomas A. Scullt
Thomas A. Scully